UJB FINANCIAL CORP.                                                                                      Exhibit (28)D
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands)

                                                                                                            Net           Total
                                                           Preferred   Common                Retained    Unrealized  Shareholders'
                                                             Stock      Stock     Surplus    Earnings     (Loss)         Equity
                                                           --------   --------   ---------   ---------   ---------   -----------
Balance, December 31, 1992                                 $30,008    $61,037    $370,345    $458,880    $      -      $920,270
     Net Income                                                  -          -           -      42,768           -        42,768
     Cash dividends declared:
          Preferred stock - Series B                             -          -           -        (900)          -          (900)
          Common Stock                                           -          -           -     (16,433)          -       (16,433)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (230,816 shares)                                      -        277       5,349           -           -         5,626
          Exercise of stock options, net (136,640 shares)        -        164       1,264           -           -         1,428
     Change in valuation allowance for
          marketable equity securities                           -          -           -         260           -           260
                                                           --------   --------   ---------   ---------   ---------   -----------
Balance, June 30, 1993                                     $30,008    $61,478    $376,958    $484,575    $      -      $953,019
                                                           ========   ========   =========   =========   =========   ===========

Balance, December 31, 1993                                 $30,008    $61,958    $384,229    $499,879    $      -      $976,074
     Net Income                                                  -          -           -      59,000           -        59,000
     Cash dividends declared:
          Preferred stock - Series B                             -          -           -        (900)          -          (900)
          Common Stock                                           -          -           -     (21,808)          -       (21,808)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (236,759 shares)                                      -        284       5,363           -           -         5,647
          Exercise of stock options, net (186,245 shares)        -        224       1,271           -           -         1,495
     Net unrealized loss on investment securities
          available for sale                                     -          -           -           -      (5,336)       (5,336)
                                                           --------   --------   ---------   ---------   ---------   -----------
Balance, June 30, 1994                                     $30,008    $62,466    $390,863    $536,171     ($5,336)   $1,014,172
                                                           ========   ========   =========   =========   =========   ===========
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